SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
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Union Drilling, Inc.
(Name of Subject Company)
____________________

Union Drilling, Inc.
(Name of Person(s) Filing Statement)
____________________
Common Stock, $0.01 par value per share
(Title of Class of Securities)

90653P105
(CUSIP Number of Class of Securities)

David S. Goldberg
Senior Vice President, General Counsel and Corporate Secretary
4055 International Plaza, Suite 610
Fort Worth, Texas
(817) 546-4325
(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of the Person(s) Filing Statement)

With a copy to:

William Aaronson
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

☒        Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 8.01 and 9.01 of the Current Report on Form 8-K filed by Union Drilling, Inc. on September 25, 2012 (including all exhibits attached thereto) are incorporated herein by reference.